Exhibit 23

Consent of Independent Certified Public Accountants

TBA Entertainment Corporation
Encino, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-62507) and on Form S-8 (File No. 333-62284) of TBA Entertainment Corporation of our report dated March 11, 2004, except for Notes 5 and 11, which are as of April 14, 2004, relating to the consolidated financial statements and schedule of TBA Entertainment Corporation as of December 31, 2003 and 2002 and for the years then ended, which report is included in this Annual Report on Form 10-K.

/s/ BDO Seidman, LLP

Los Angeles, California
April 14, 2004